Exhibit 99.01

FOR IMMEDIATE RELEASE                                Contact: David A. Garrison
Website: http://www.arthrt.com                                    (978) 602-1436

May 11, 2011
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES FIRST QUARTER RESULTS
Fitchburg, MA
Arrhythmia Research Technology, Inc. (the “Company”) (NYSE AMEX:HRT) and its subsidiaries reported total consolidated revenue of $6,183,065 for the three months ended March 31, 2011 compared to $5,585,360 for the three months ended March 31, 2010, an increase of $597,705 or 11%. Net income of $27,133 for the three months ended March 31, 2011 decreased $75,478 from net income of $102,611 for the three months ended March 31, 2010. Net income per share for the three months ended March 31, 2011 decreased to $0.01 per share from $0.04 per share for the three months ended March 31, 2010.
James E. Rouse, the Company's President and CEO, commented, “First quarter revenues exceeded our expectations due in large part to higher than expected sales revenue from sensors as a result of the escalating price of silver. Micron Products continued its solid sales and profit trend from 2010. Expected operating losses from WirelessDx resulted in a lower net income and earnings per share as compared to the same period in 2010.
WirelessDx is beginning to gain traction in the outpatient diagnostic services market, initially focused on the ambulatory cardiac monitoring segment, an estimated billion dollar market. The company reported increased Mobile Cardiac Telemetry diagnostic revenues in the first quarter of 2011 compared to the fourth quarter of 2010. Initial revenues are anticipated in the second quarter from a new contract with a leading national sub-acute care facility based provider. Also, anticipated in the near term are initial service revenues from our Heart Rhythm Check-up™ service. This service, sold through a contracted channel partner, provides preventive health screening tests to the self-insured employer wellness market. As expected, the first quarter ramp up in personnel and operating expenses necessary to expand the WirelessDx business resulted in an approximate $400,000 operating loss for the quarter. WirelessDx continues to focus its marketing efforts on medical service providers and institutions that benefit from wireless patient monitoring techniques. We expect WirelessDx revenues, expenses and capital expenditures to continue to increase through 2011 as business development and implementation accelerate. Operating results from WirelessDx notwithstanding, the Company's taxable income for the first quarter would have been approximately $400,000 higher than the comparable period in 2010.
Research and development efforts yielded provisional patent applications in a new software platform and a unique sensor technology. Building on these developments, efforts continue to incorporate these technologies into new and existing products.
SAECG software sales are slower than expected as the block of licenses sold are packaged with equipment and distributed in the Asian markets. The Company continues to investigate other diagnostic technologies to incorporate into its SAECG software, Predictor, to improve marketability, and increase and expand usage in the U.S. and other markets.
The Board of Directors and Management are enthusiastic about the current development programs and the prospects for near and long term growth, especially its Micron Products and WirelessDx subsidiaries."

About Arrhythmia Research Technology, Inc.

The Company through its wholly-owned subsidiary, Micron Products, Inc., manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron's MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company's wholly-owned subsidiary, RMDDxUSA Corp. and its Canadian subsidiary, RMDDx Corporation, branded "WirelessDx", is a development stage organization dedicated to the development and commercialization of medical devices and services, medical information technology, medical diagnostics and remote patient monitoring through wireless, Internet and telecommunication technologies. The Company's products also include a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com                 http://www.micronproducts.com
http://www.micronintegrated.com            http://www.RMDDx.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases; the costs inherent with complying with new statutes and regulations; variability of customer delivery requirements; our ability to efficiently integrate future acquisitions and other new lines of business that the Company may enter in the future. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.